Exhibit 10.35

Dated November 10, 2020

Arcus Biosciences, Inc.

WuXi Biologics (Cayman) Inc.

and

WuXi Biologics Ireland Limited

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (“Agreement”) is made on November 10, 2020 (the “Assignment Date”) by and among:

(1)	WuXi Biologics (Cayman) Inc., with an address at Ugland House, Grand Cayman, KY1-1104 Cayman Islands (the “Licensor”); and
(2)	WuXi Biologics Ireland Limited, with an address at One Spencer Dock, North Wall Quay, Dublin 1, Ireland (the “WuXi Ireland”)
(3)	Arcus Biosciences, Inc., with an address at 3928 Point Eden Way, Hayward, CA 94545, U.S.A. (the “Licensee” or “Arcus”);

The Licensor, WuXi Ireland and the Licensee are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)

The Licensor and the Licensee entered into a License Agreement dated as of August 16, 2017, as amended from time to time (the “License Agreement”), pursuant to which Licensee obtained an exclusive, royalty bearing license under the Licensed IP (as defined therein) to Develop, Commercialize and conduct certain other activities for Licensed Products in the Field (as defined therein) in the Territory (as defined therein);

(B)	The Licensor wishes to assign all the rights and obligations of the Licensor under the License Agreement to WuXi Ireland with effect from the Assignment Date of this Agreement;
(C)	WuXi Ireland, being an Affiliate of the Licensor, has agreed to assume all the rights and obligations of the Licensor under the License Agreement with effect from the Assignment Date;
(D)	The Licensee consents to the Licensor assignment of all of its rights and obligations under the License Agreement to WuXi Ireland with effect from the Assignment Date.

NOW, in consideration of the foregoing recitals, the promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Assignment of the License Agreement.

(a)	Licensor hereby assigns and transfers to WuXi Ireland, as of the Assignment Date, all of Licensor’s right, title and interest in and to the License Agreement (the “Assignment”).
(b)

WuXi Ireland accepts such assignment and agrees to assume, from and after the Assignment Date, all of the Licensor’s rights, liabilities and obligations in, to and under the License Agreement. Without limiting the foregoing, from and after the Assignment Date, WuXi Ireland assumes all the rights and agrees to perform all of the obligations and liabilities of the Licensor under the License Agreement, and be bound by its terms and conditions in every way as if WuXi Ireland were the original party to it in place of the Licensor.

(c)

The Licensor shall be released from the rights and obligations under the License Agreement to the extent such obligations and liabilities are fully performed and discharged by WuXi Ireland; provided that Licensor shall remain obligated, as a guarantor, to Licensee with respect to Licensor’s rights, liabilities and obligations under the License Agreement, including liable for any errors or failure of WuXi Ireland to perform under the License Agreement.

(d)	The Licensee agrees to direct its performance under the License Agreements in the first instance to WuXi Ireland as if WuXi Ireland were the original party to it in place of the Licensor.

Each Party hereby undertakes to each of the other Parties that it shall do all such things and execute all such documents as may be reasonably necessary to carry into effect or to give legal effect to the provisions of this Agreement and the Assignment hereby contemplated. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall be deemed to, release Licensor’s liability (including without limitation, any breach of this Agreement) incurred prior to the Assignment Date.

2.Assignment of the rights to receive payments under the License Agreement

(a)

In connection with the Assignment, the parties hereby acknowledge and agree that, on and from the Assignment Date, WuXi Ireland assumes the right to receive all payments from the Licensee under the License Agreement, and the Licensee shall pay to WuXi Ireland all amounts properly due under the License Agreement as if WuXi Ireland were the original party to it in place of the Licensor.

(b)

The Licensee and Licensor hereby acknowledge and agree that the WuXiSublicense Income payable in connection with the sublicense to zimberelimab granted by Licensee to Gilead Sciences, Inc. is due by Licensee after the Assignment Date and therefore will be paid by Licensee to WuXi Ireland.

3.Confidentiality.

(a)

In connection with the Assignment, WuXi Ireland acknowledges and agrees that it shall be bound by the confidentiality obligations set forth in Article 6 of the License Agreement, including with respect to any Confidential Information of Licensee that is learned by WuXi Ireland directly or indirectly from Licensor. For the avoidance of doubt, Licensor acknowledges and agrees that it remains bound by the confidentiality obligations set forth in Article 6 with respect to all Confidential Information disclosed by or on behalf of Arcus to Licensor prior to the Assignment Date or thereafter learned by Licensor as an Affiliate of WuXi Ireland.

4.Notices

From and after the Assignment Date, all notices to Licensor under the License Agreement shall be made to WuXi Ireland at the following address:

To WuXi Ireland at: [No.288 FuTeZhong Road, Free Trade Zone, Pudong District, Shanghai, China, 200131, WuXi Biologics Legal Department]

5.Miscellaneous

(a)	Unless otherwise specified, capitalized terms used in this Agreement shall have the same meanings as defined in the License Agreement.
(b)	The invalidity of any provision of this Agreement shall not affect the validity of any other provisions of this Agreement.
(c)	This Agreement shall be construed according to the substantive law of New York, USA without regard to the provisions governing conflict of laws.
(d)

A Party’s failure to or failure to timely exercise any right, power or privilege under this Agreement shall not be deemed as a waiver of such right, power or privilege, and any single or partial exercise of any right, power or privilege shall not preclude exercise of any other right, power or privilege.

(e)

This Agreement is executed in [three (3)] originals, and each original shall have the same effect, with each Party holding one (1) original copy. Each original copy of this Agreement shall have equal force and effect.

(f)	Each Party shall bear its own costs and expenses in connection with the negotiation and performance of this Agreement.

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(Signature Page)

IN WITNESS whereof, this Agreement has been duly executed to be effective as of the Assignment Date.

WuXi Biologics (Cayman) Inc.

/s/ Zhisheng Chen

Name:	Zhisheng Chen

Title:	CEO

WuXi Biologics Ireland Limited

/s/ Zhisheng Chen

Name:	Zhisheng Chen

Title:	Director

Arcus Biosciences, Inc.

/s/ Jennifer Jarrett

Name:	Jennifer Jarrett

Title:	COO